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                     INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Form 8-K of U.S. Restaurant Properties Master, L.P. of our report dated April 25, 1996, related to Motel Enterprises, Inc. and the Applicable Stores to be acquired by U.S. Restaurant Properties Master, L.P., and to the incorporation by reference of our report in the Registration Statement of U.S. Restaurant Properties Master, L.P. on the Amended Form S-3 dated May 21, 1996.



William C. Love, CPA
Austin, TX


May 21, 1996